EXHIBIT 99.1

FOR IMMEDIATE RELEASE October 22, 2026	CONTACT: Brian Finnegan (212) 441-6877 brian.finnegan@fhlbny.com

FEDERAL HOME LOAN BANK OF NEW YORK

ANNOUNCES THIRD QUARTER 2026 OPERATING HIGHLIGHTS

New York, NY – The Federal Home Loan Bank of New York (“FHLBNY”) today released its unaudited financial highlights for the quarter ended September 30, 2026.

Throughout the first nine months of the year, the Federal Home Loan Bank of New York has served as a reliable source of liquidity to meet its members’ increasing funding needs.  This reliability is central to the value proposition the FHLBNY offer its members, and positions the FHLBNY to serve as a trusted funding partner for the region’s local lenders and a key supporter of housing initiatives across its District.

Highlights from the third quarter of 2026 include:

•

Net income for the quarter was $157.6 million, a decrease of $2.1 million, or 1.3%, from net income of $159.7 million for the third quarter of 2025. Net interest income for the quarter was $214.5 million, an increase of $2.5 million, or 1.2%, from $212.0 million in the third quarter of last year. This was partially offset by a decrease in non-interest income of $4.5 million, or 14.3%, relative to the third quarter of 2025. The decrease in non-interest income was primarily due to market value decreases in Acquired Member Assets mortgage commitments and employee non-qualified retirement plan assets, particularly as yields increased through the quarter. These impacts were partially offset by an increase in net unrealized fair value gains on derivatives and trading securities held for liquidity management.

•

Return on average equity (“ROE”) for the quarter was 6.48% (annualized), compared to ROE of 7.65% for the third quarter of 2025, as higher advances balances during the period increased the FHLBNY’s levels of capital stock while net spreads decreased in light of lower investment activity, on a relative basis, and increased term funding activity to manage the market and funding risk profiles of the balance sheet.

•

As of September 30, 2026, total assets were $188.7 billion, an increase of $32.2 billion, or 20.6%, from total assets of $156.5 billion at December 31, 2025. As of September 30, 2026, advances (par amount) were $120.5 billion, an increase of $28.0 billion, or 30.3%, from $92.5 billion at December 31, 2025. The remaining balance sheet growth was driven by the FHLBNY’s liquidity portfolio, in conjunction with an increase in advances.

•

As of September 30, 2026, total capital was $9.4 billion, an increase of $1.4 billion from total capital of $8.0 billion at December 31, 2025. The FHLBNY’s retained earnings increased by $0.1 billion to $2.7 billion as of September 30, 2026, of which $1.3 billion was unrestricted and $1.4 billion was restricted. At September 30, 2026, the FHLBNY was in compliance with its regulatory capital ratios and liquidity requirements.

•

The FHLBNY allocated $28.2 million from its third quarter 2026 earnings to support affordable housing and community development initiatives. This amount consisted of $17.5 million for the FHLBNY’s statutory Affordable Housing Program and $10.7 million in voluntary contributions for the FHLBNY’s other community support programs.

1

The FHLBNY expects to file its Form 10-Q for the third quarter of 2026 with the U.S. Securities and Exchange Commission on or before November 5, 2026.

Selected Balance Sheet Items (dollars in millions)
	September 30,	December 31,
	2026	2025	Change

Advances	$119,669	$92,307	$27,362
Mortgage loans held for portfolio	2,918	2,644	274
Mortgage-backed securities	22,696	20,460	2,236
Liquidity assets	40,045	37,885	2,160
Total assets	$188,655	$156,545	$32,110

Consolidated obligations	$176,228	$144,486	$31,742
Capital stock	6,725	5,411	1,314
Unrestricted retained earnings	1,336	1,286	50
Restricted retained earnings	1,422	1,329	93
Accumulated other comprehensive income (loss)	(103)	(11)	(92)
Total capital	$9,380	$8,015	$1,365

Capital-to-assets ratio (GAAP)	4.97%	5.12%
Capital-to-assets ratio (Regulatory)	5.03%	5.13%

Operating Results (dollars in millions)
	Three Months Ended September 30,			Nine Months Ended September 30,
	2026	2025	Change	2026	2025	Change

Total interest income	$1,963.8	$1,850.3	$113.5	$5,397.6	$5,567.6	$(170.0)
Total interest expense	1,749.3	1,638.3	111.0	4,752.5	4,926.1	(173.6)
Net interest income	214.5	212.0	2.5	645.1	641.5	3.6
Provision (Reversal) for credit losses	0.7	(0.3)	1.0	1.3	(0.2)	1.5
Net interest income after provision for credit losses	213.8	212.3	1.5	643.8	641.7	2.1
Non-interest income (loss)	27.4	31.9	(4.5)	74.5	72.0	2.5
Non-interest expense	66.1	66.7	(0.6)	201.8	193.1	8.7
Affordable Housing Program assessments	17.5	17.8	(0.3)	51.7	52.1	(0.4)
Net income	$157.6	$159.7	$(2.1)	$464.8	$468.5	$(3.7)

Return on average equity	6.48%	7.65%		6.78%	7.48%
Return on average assets	0.32%	0.39%		0.34%	0.38%
Net interest margin	0.43%	0.52%		0.47%	0.52%

2

Connect with Us: Follow the FHLBNY on LinkedIn and X/Twitter to see how we connect with communities.

Federal Home Loan Bank of New York

The Federal Home Loan Bank of New York is a Congressionally chartered, wholesale Bank. It is part of the Federal Home Loan Bank System, a national wholesale banking network of 11 regional, stockholder-owned banks.  As of September 30, 2026, the FHLBNY serves 337 financial institutions in New Jersey, New York, Puerto Rico, and the U.S. Virgin Islands.  The mission of the FHLBNY is to provide members with reliable liquidity in support of housing and local community development.

# # #

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "projected," "expects," "may," or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the Risk Factors set forth in our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q filed with the SEC, as well as regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to revise or update publicly any forward-looking statements for any reason.

3